Exhibit 14.1
Acting With Honesty and Integrity
The Securus Code of Ethics
2005
Statement of Policy
     Ethical behavior is an important part of how we do business at Securus. The Company’s reputation and integrity are its most valuable assets and are determined by the collective and individual actions of its directors, officers, employees, agents and representatives. Ethical behavior applies to each and every one of us and to every part of our business — whether internal or external relationships, competitive practices, legal compliance or financial integrity.
     This Code prescribes the minimum standards of conduct and business ethics expected of the Company’s directors, officers, employees, agents and representatives and is designed to assist us in avoiding situations which might reflect unfavorably upon the Company as well as upon ourselves. The Securus Code of Ethics applies to Securus Technologies and its subsidiaries, and to their directors, officers, employees, agents and representatives. An individual who undertakes to act in a manner that violates this Code should recognize that such actions place their service to Securus in jeopardy.
Our Values
     Although we have high expectations of ourselves, set aggressive goals and hold ourselves accountable, we treat each other with fairness, respect and dignity. We take personal responsibility for individual and organizational success, while recognizing the value that each of us contributes.
Compliance with Laws and Regulations
     The Company is committed to conducting its business affairs with honesty and in full compliance with all applicable laws, rules and regulations. We respect the law, and each of us must comply with all laws and regulations. We have a responsibility to understand the laws and how they apply to our jobs.
     The Company supports each person in this responsibility and provides the necessary resources for compliance. When the application of laws or regulations is uncertain, you should seek guidance from your supervisor. At the appropriate point the Company’s general counsel may be consulted.
Confidential Information
     We use confidential information only for the business purpose for which it was developed or given. We respect the confidentiality of information about the Company, its customers, employees, vendors and partners. Confidential information will not be used for personal benefit. We also maintain the confidentiality of confidential information entrusted to us by others. We comply with the laws and regulations which prohibit insider trading of securities. We protect the intellectual property rights, including copyrights, patents, licenses and trademarks, and other proprietary information of the Company.
Conflicts of Interest
     We avoid conflicts, or the appearance of conflicts, between personal interests and official responsibilities on behalf of the Company. We use corporate resources — time, personnel, equipment and supplies — for Company business or Company approved activities.
     We do not take personal advantage of business opportunities that are discovered through the use of Company property, information or position. The Company’s directors, officers and employees do not engage in business activities in competition with the Company.
     Any director or executive officer of the Company who is aware of any existing or potential conflict of interest should immediately disclose such conflict of interest to the Audit Committee of the Board of Directors of the Company (the “Audit Committee”). Any other officer or employee of the Company who is aware of any existing or potential conflict of interest should immediately disclose such conflict of interest to his or her supervisor, who shall in turn report such conflict of interest to the Human Resources Department.

Securus Code of Ethics

     After such disclosure is made, the conflict of interest will be reviewed by the Audit Committee (for directors and executive officers of the Company) or the Chief Executive Officer (the “CEO”) of the Company (for other officers and employees of the Company) and a decision will be made as to whether the conflict of interest requires a waiver of this Code, termination of the activity or other corrective action. Each director, officer and employee of the Company is encouraged to request pre-clearance from the Audit Committee (in the case of directors or executive officers of the Company) or the CEO (in the case of other officers and employees of the Company) for any relationship, transaction or arrangement that could be expected to constitute a potential conflict of interest.
Gift and Gratuities
     We do not accept, offer or authorize gifts, entertainment, or other favors that are not a reasonable part of a business relationship. We exercise hospitality with discretion, so as not to jeopardize the integrity of those with whom we do business.
     Because rules regarding gifts and gratuities to public officials can vary from state to state and even from agency to agency, we do not offer a gift of any type, to any public official unless we have determined that such a gift is appropriate and legal.
Competitive Practices
     We compete vigorously, but fairly, on the basis of price, superior services, dependability and products. We do not enter into understandings or agreements between competitors regarding prices, terms of sales, division of markets or customers, or any other activity that restricts competition.
     We conduct competitive marketing activities, including gathering of competitive intelligence, fairly and honestly.
Financial Integrity
     We are prudent in our expenditures on behalf of the Company and we record all business transactions in accordance with accepted accounting principles. We maintain appropriate internal controls designed to prevent or detect fraud and ensure that every accounting or financial record, and supporting data, describe the transaction accurately without omission, concealment or falsification. Our financial integrity commitment also extends to business transactions between subsidiary companies to ensure all activity is properly reflected. We maintain and retain all business records accurately and in compliance with applicable laws and Company policy.
     The following shall apply to officers, employees, agents and representatives of the Company who prepare, maintain or have custody of the Company’s books, records and accounts:
(a)	Failure to record bona fide transactions, assets or liabilities is prohibited;

(b)	The use of Company funds or assets for any unlawful or improper purpose is prohibited;

(c)	Undisclosed or unrecorded funds or assets of the Company must not be established for any purposes;

(d)	False or artificial entries must not be made in the books or records of the Company for any reason, and there is to be no engaging in any arrangement that results in such prohibited acts;

(e)	No payment on behalf of the Company will be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described in the documents supporting the payment;

(f)	Officers, employees, agents and representatives must not improperly use or permit others to improperly use Company property or materials; and

(g)	Any director, officer, employee, agent or representative who discovers a falsified record (or who is requested to falsify a record) is required to promptly report that fact to the Audit Committee.

Securus Code of Ethics

     In addition, no director, officer, employee, agent or representative of the Company may knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, book, account, document or tangible object with the intent either to impair the integrity or availability of such record, book, account, document or object in an official proceeding or to obstruct, impede, direct or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States or any bankruptcy case, or in relation or contemplation of any such matter or case.
     We believe in making full, fair, accurate, timely and understandable disclosure in the reports we file under securities laws and in other public communications.
External Relationships
     We will not conduct business with anyone who does not operate with integrity or who compromises the Company’s values and ethical standards.
Duty to Act
     Each of us has a clear, legal mandate to act ethically on the Company’s behalf and is obligated to report promptly to management any activities that may be in violation of this Code of Ethics or any applicable laws or regulations. The Company has in place appropriate processes to provide for the timely and effective review of such reports and will not tolerate any retaliation against those fulfilling this obligation.